EXHIBIT 10.20

                                                                   July 13, 1995



Mr. Warren Levy
Unigene Laboratories, Inc.
110 Little Falls Road
Fairfield, New Jersey 07004

Dear Warren:

         The letter outlines the terms and conditions under which the MicroCap Fund, Inc. (the "Fund"), would agree to extend the Maturity Date of its $2,000,000 loan to Unigene Laboratories, Inc. ("Unigene"), which became due on July 8, 1995, effective July 8, 1995. Capitalized terms used herein shall have the same meaning as is set forth in the Securities Purchase Agreement dated May 8, 1995 between Unigene and the Fund.

         The Maturity Date under the Note shall be September 8, 1995, at which time the entire principal balance and all accrued interest shall be due and payable. Interest shall accrue from July 8, 1995 to actual payment of the principal balance at the rate of 24.5% per annum.

         In consideration of the Fund's agreement to the foregoing extension, Unigene shall:

                  (i) delivery a Warrant Certificate for 200,000 Warrants as contemplated by the Warrant Agreement, except that the exercise price shall be $1 3/8 per share (the "Exercise Price");

                  (ii) issue a Warrant Certificate for an additional 550,000 Warrants on the same terms and conditions as the Warrants described in clause
(i);

                  (iii) reprice the Initial Warrants to the Exercise Price;

                  (iv) promptly file a Registration Statement with the Securities and Exchange Commission covering all of the Warrants described in clauses (i), (ii) and (iii) and the Shares underlying the Warrants and shall use its best efforts to cause such Registration Statement to become effective within 90 days from the date hereof and shall also qualify such Warrants and Shares in such States as provided in paragraph 8.4 of the Warrant Agreement; and

                  (v) pay within 60 days the Fund's attorneys, Greenberger & Forman, all fees and disbursements relating to Unigene incurred since the May 8, 1995 Closing of the Loan, which as of July 10, 1995 was less than $10,000.

         All Warrants described in clauses (i), (ii) and (iii) shall provide for a reset of the Exercise Price to Market Price (average closing bid price for prior twenty trading days) 180 days from the date hereof if such Market Price is less than the Exercise Price and shall provide for a "Cashless Exercise" at the Holder's option payable in common stock of Unigene determined as follows: At the time of exercise, the Fund shall be entitled to receive such number of shares of common stock valued at Market Price on the date of exercise as equals the product of (A) the number of Warrants exercised and (B) the difference between the Market Price per share on the date of exercise and the Exercise Price per Warrant.

         While further documentation of our agreement may be required, the foregoing is intended to be a binding agreement on each of the Fund and Unigene.

         Please indicate Unigene's acceptance of the foregoing by signing below and returning the letter to me.

                                                      Sincerely,

                                                      /s/ Joseph Lucchese


                                                      Joseph Lucchese
                                                      Senior Associate

Agreed and Accepted:
Unigene Laboratories, Inc.



By:  /s/ Warren Levy
    ---------------------------
    Warren Levy, President